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                                                                     EXHIBIT 8.1

                           FULBRIGHT & JAWORSKI L.L.P.
                            1301 MCKINNEY, SUITE 5100
                                HOUSTON, TX 77010
                              PHONE: (713) 651-5151
                               FAX: (713) 651-5246


November 4, 2002


Kaneb Pipe Line Partners, L.P.
2435 N. Central Expressway Suite 700
Richardson, TX 75080-2731

Dear Sirs:

         We have acted as special counsel for Kaneb Pipe Line Partners, L.P., a Delaware limited partnership (the "Partnership"), in connection with the offering of units representing limited partner interests ("Units") in the Partnership pursuant to the Registration Statement on Form S-3 (Registration No. 333-98621) filed with the Securities and Exchange Commission (the "Commission") by the Partnership on August 23, 2002 as supplemented by the Prospectus Supplement dated November 4, 2002 (as so supplemented, the "Registration Statement").

         We have been requested to furnish our opinion as to the material federal income tax consequences to an investor of acquiring Units in the offering made pursuant to the prospectus dated September 3, 2002 (the "Prospectus") included within the Registration Statement. In response to such request we have prepared the section of the Prospectus entitled "Tax Considerations" as such opinion.

         We consent to the reference to our firm under the caption "Tax Considerations" in the Prospectus and to the filing of this confirmation and consent as an Exhibit to the Registration Statement.

                                       Very truly yours,

                                       /s/ FULBRIGHT & JAWORSKI L.L.P.

                                       Fulbright & Jaworski L.L.P.